Exhibit 10.1

LOAN AGREEMENT

Dated as of September 6, 2013

SWK HOLDINGS CORPORATION

and

SWK FUNDING LLC,

as Borrowers,

SWK ADVISORS LLC

and

SWK HP HOLDINGS GP LLC,

as Guarantors,

and

DOUBLE BLACK DIAMOND, L.P.,

as Lender

ARTICLE III - PAYMENTS TO THE LENDER		22
Section 3.1	General Procedures	22
Section 3.2	Reimbursable Taxes	22
Section 3.3	Status of Lender; FATCA	23

ARTICLE IV - CONDITIONS PRECEDENT		24
Section 4.1	Closing Date Conditions	24
Section 4.2	Funding Date Conditions	26

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ARTICLE VIII - FINANCIAL COVENANTS		40
Section 8.1	Minimum Asset Coverage Ratio	40
Section 8.2	Minimum Interest Coverage Ratio	40

ARTICLE IX - EVENTS OF DEFAULT AND REMEDIES		41
Section 9.1	Events of Default	41
Section 9.2	Remedies	43

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Schedules and Exhibits:

Schedule 1	-	Disclosure Schedule
Schedule 2	-	Security Schedule
Schedule 3	-	Insurance Schedule
Schedule 4	-	Asset Schedule

Exhibit A	-	Promissory Note
Exhibit B	-	Prepayment Notice
Exhibit C	-	Certificate Accompanying Financial Statements
Exhibit D	-	Registration Rights Agreement
Exhibit E	-	Voting Agreement
Exhibit F	-	Warrant
Exhibit G	-	Investment Policy

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of September 6, 2013 (the “Closing Date”), by and among SWK Holdings Corporation, a Delaware corporation (“SWK Holdings”), and SWK Funding LLC, a Delaware limited liability company (“SWK Funding”), as borrowers (SWK Holdings and SWK Funding are referred to herein collectively as the “Borrowers” and each individually, a “Borrower”), SWK HP HOLDINGS GP LLC, a Delaware limited liability company (“HP Holdings”), and SWK ADVISORS, LLC, a Delaware limited liability company (“SWK Advisors”), as Guarantors (as hereinafter defined), and Double Black Diamond, L.P., a Delaware limited partnership (together with its successors and assigns, the “Lender”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, the Loans to be made by the Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I - Definitions and References

Section 1.1     Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.2     Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.2 or in the sections and subsections referred to below:

“2012 Annual Report” means the Annual Report of SWK Holdings on SEC Form 10-K for the Fiscal Year ended December 31, 2013, filed with the SEC on March 27, 2013.

“Adjusted Asset Value” means, as of any date, the Asset Value as of such date minus any portion of such Asset Value attributable to the value of any individual Eligible Asset’s contribution to Asset Value (other than Pledged Cash) in excess of the Concentration Limit as of such date for such Eligible Asset.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a)     to vote 50% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b)     to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

 provided, that, for purposes of this Agreement and the other Loan Documents, the Borrowers and their Subsidiaries shall not be deemed Affiliates of the Lender or vice versa.

“Agreement” means this Loan Agreement.

“Anticipated Cash Flow” means, as of the end of any Fiscal Quarter, the sum of (a) 90% of all mandatory fixed minimum cash payments, including scheduled interest payments and mandatory amortization payments, in respect of Eligible Assets or other Permitted Investments of the Credit Parties falling due for payment irrespective of the occurrence of any event or the achievement or any threshold, and (b) 60% of all other cash payments in respect of Eligible Assets (including variable royalty payments, revenue sharing and revenue based amortization), in each case reasonably expected by the Borrowers to be received by the Credit Parties during the next four succeeding Fiscal Quarters.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in loans and similar extensions of credit and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset Coverage Ratio” means, as of any date, the ratio of Adjusted Asset Value to Total Funded Debt.

“Asset File” means, with respect to each Permitted Investment all files, books, records, reports, data and other information, including each Underlying Agreement and any notices and other correspondence, received or generated by the Credit Parties in connection with, and which are material to, the administration and management of Permitted Investments.

“Asset Value” means, as of any date, the sum of the following:

(a)     an amount equal to 100% of any Pledged Cash or Permitted Investment Securities; plus

(b)     an amount equal to 90% of the outstanding principal balance of each Eligible Performing Loan as of the date of determination; plus

(c)     an amount equal to 60% of the Net Present Value of each Eligible Non-Loan Asset; plus

(d)     an amount to be agreed, from time to time, between the Borrowers and the Lender, with respect to any other Property of the Borrowers, which shall be subject to eligibility criteria and valuation procedures acceptable to the Lender in its sole discretion.

provided, however, that for purposes of calculating Asset Value, any Loan Asset that is a Non-Performing Loan or any Non-Loan Asset that is not an Eligible Non-Loan Asset shall not be assigned any value unless otherwise agreed between the Borrowers and the Lender.

“Available Amount” means, at any time, the difference of (a) the Commitment, minus (b) the aggregate amount of all Loans made pursuant to this Agreement prior to such time.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Borrower Confidential Information” has the meaning given to such term in Section 11.7(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Carlson” means Carlson Capital L.P., a Delaware limited partnership, and its Affiliates.

“Cash Equivalents” means Investments in:

(a)     marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b)     demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)     open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(d)     money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change of Control” means the occurrence of any of the following events:

(a)     at any time after the Closing Date, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any such acquisition resulting from a change in Carlson’s ownership of Equity Interests in SWK Holdings, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of SWK Holdings; or

(b)     SWK Holdings shall cease to own and control, directly or indirectly, 100% of the voting and economic interest in the Equity Interests in each other Credit Party other than in connection with a Disposition of such Equity Interests permitted hereunder or to which the Lender consents.

“Closing Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property of any kind which is subject to a Lien in favor of the Lender or which, under the terms of any Security Document, is purported to be subject to such a Lien.

“Commitment” means an amount initially equal to $15,000,000, as such amount may be increased from time to time pursuant to Section 2.7.

“Concentration Limit” means, at any time with respect to each Eligible Asset other than Pledged Cash, an amount equal to the lesser of (a) $10,000,000 and (b) an amount equal to 17.5% of the aggregate Asset Value of all Eligible Assets at such time.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition or liabilities refer to the consolidated financial statements, financial position, financial condition or liabilities of such Person and its properly consolidated subsidiaries.

“Consolidated Interest Expense” means, as of the end of any Fiscal Quarter, for the Credit Parties on a Consolidated basis, an amount equal to, without duplication, all interest, premium payments, debt discount, fees, charges and related expenses of the Credit Parties in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and reasonably expected to fall due for payment during the next four succeeding Fiscal Quarters; provided, that, solely for the purpose of this definition, interest on any Loans for the applicable period shall be calculated (a) using the LIBOR Rate then in effect as of the end of such Fiscal Quarter, and (b) assuming the outstanding principal balance of any Loans then outstanding have been reduced by an amount equal to 90% of any unrestricted cash then available to the Borrowers to voluntarily prepay such Loans.

“Control Agreement” means any deposit account, securities account or blocked account control agreement, as applicable, to be executed and delivered by and among the Lender, the Credit Parties required by the Lender, and the applicable financial institution, that is approved by the Lender, for purposes of evidencing control by the Lender in one or more deposit accounts or securities accounts maintained by the applicable Credit Parties with any such specified financial institution, for purposes of perfection of the Lender’s Lien in such accounts.

“Controlled Account” means a deposit account or a securities account of any Credit Party that, in each case, is subject to a Control Agreement.

“Credit Party” and “Credit Parties” mean, individually or collectively as the context requires, the Borrowers and the Guarantors.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices, the passage of any requisite periods of time, or both, constitute an Event of Default.

“Default Rate” means the rate per annum equal to 2.00% above the Floating Rate, provided that no Default Rate charged by the Lender shall ever exceed the Highest Lawful Rate.

“Disclosure Schedule” means Schedule 1 hereto.

“Disposition” means the sale, transfer, discounted pay-off or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by a Credit Party or a Subsidiary thereof) of any Property.

“Distribution” means (a) any dividend or other distribution made by a Credit Party on or in respect of any Equity Interest in such Credit Party or any other Credit Party, or (b) any payment made by a Credit Party to purchase, redeem, acquire or retire any Equity Interest in such Credit Party or any other Credit Party.

“Draw Period” means the period beginning on the Closing Date and ending on the date that is eighteen-months after the Closing Date.

“Eligible Asset” means any Pledged Cash, Permitted Investment Securities, Eligible Performing Loans, Eligible Non-Loan Assets, and any Property of a Credit Party that is assigned a positive value for purposes of calculating Asset Value pursuant to clause (d) of the definition thereof.

“Eligible Non-Loan Asset” means, as of any date, any Non-Loan Asset with respect to which each of the following conditions is satisfied:

(a)     the representations and warranties contained in Section 5.22 hereof are true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of such date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date) with respect to such Non-Loan Asset;

(b)     the Lender has a valid and perfected first priority Lien (subject only to Permitted Liens) in such Non-Loan Asset;

(c)     such Non-Loan Asset was acquired and is maintained in accordance with the Investment Policy;

(d)     no material breach or default exists beyond any applicable grace or cure period under any Underlying Agreement relating to such Non-Loan Asset;

(e)     no Obligor relating to such Non-Loan Asset has repudiated any material obligation, including any payment obligation, with respect thereto;

(f)     no right of set-off, or other defense to payment, has been asserted or exercised by an Obligor with respect thereto, other than the netting of any fees, costs, expenses or other items by such Obligor in accordance with, and in the normal course of administration of, the Underlying Agreements and/or such Non-Loan Asset;

(g)     each material Underlying Agreement with respect to such Non-Loan Asset constitutes the valid, binding obligation, and is enforceable against each applicable Obligor (as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights); and

(h)     to the extent the obligations of an Obligor with respect to such Non-Loan Asset are required to be secured in favor of any of the Borrowers or any other Credit Party pursuant to the terms of the Underlying Agreements related to such Non-Loan Asset, such Liens have been validly granted and perfected in accordance with the terms of the applicable Underlying Agreements and the representations and warranties in the applicable Underlying Agreements with respect to the collateral encumbered thereby are true and correct in all material respects (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

“Eligible Performing Loan” means, as of any date, any Performing Loan with respect to which each of the following conditions is satisfied:

(a)     the representations and warranties contained in Section 5.22 hereof are true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of such date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date) with respect to such Performing Loan;

(b)     the Lender has a valid and perfected first priority Lien (subject only to Permitted Liens) in such Performing Loan; and

(c)     such Performing Loan was made in accordance with the Investment Policy;

(d)     each material Underlying Agreement with respect to such Performing Loan constitutes the valid, binding obligation, and is enforceable against each applicable Obligor (as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights); and

(e)     to the extent the obligations of an Obligor with respect to such Performing Loan are required to be secured in favor of any of the Borrowers or any other Credit Party pursuant to the terms of the Underlying Agreements related to such Performing Loan, such Liens have been validly granted and perfected in accordance with the terms of the applicable Underlying Agreements and the representations and warranties in the applicable Underlying Agreements with respect to the collateral encumbered thereby are true and correct in all material respects (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

“Equity Documents” means the Warrant Agreement, the Voting Agreement, the Registration Rights Agreement, and all other agreements, certificates, documents and instruments delivered pursuant to such documents.

“Equity Interest” in a Person means any share of capital stock issued by such Person, any partnership, profits, capital, membership or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Credit Party, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Credit Party has a fixed or contingent liability.

“Event of Default” has the meaning given to such term in Section 9.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Floating Rate” means, for any date of determination, a per annum rate equal to the sum of (a) the LIBOR Rate, plus (b) 6.50% per annum.

“Funding Date” is any Business Day during the Draw Period on which a Loan is requested to be made to or for the account of the Borrowers.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Credit Parties, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to the Lender, and only to the extent the Borrowers and the Lender agree to such change insofar as it affects such calculations and determinations in any material respect.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning given to such term in Section 10.1.

“Guarantor” and “Guarantors” mean, individually or collectively as the context requires, the Borrowers, SWK Advisors, HP Holdings, and any other Subsidiary of the Borrowers that now or hereafter executes and delivers a guaranty to the Lender as required herein.

“Highest Lawful Rate” means the maximum nonusurious rate of interest that the Lender is permitted under applicable Law to contract for, take, charge, or receive with respect to any Obligations.

“HP Holdings” has the meaning given such term in the introductory paragraph of this Agreement.

“Indebtedness” of any Person means Liabilities in any of the following categories:

(a)     Liabilities for borrowed money;

(b)     Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c)     Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)     Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e)     Capital Lease Obligations;

(f)     Liabilities arising under conditional sales or other title retention agreements;

(g)     Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(h)     Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(i)     Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(j)     Liabilities with respect to banker’s acceptances;

(k)     Liabilities under any ERISA Plan;

(l)     Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

(m)     Unfunded commitments and/or future funding commitments of a Credit Party with respect to (i) an Eligible Asset or (ii) any other Investment not constituting an Eligible Asset; or

(n)     Liabilities consisting of Royalty Payments;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person in the ordinary course of business and on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities (i) are outstanding more than sixty (60) days past the due date therefor or (ii) exceed $250,000 in the aggregate, but then only to the extent of such excess.

“Indemnified Party” has the meaning given to such term in Section 11.4(b).

“Initial Financial Statements” means, with respect to SWK Holdings and its Consolidated Subsidiaries, (a) the audited consolidated balance sheet as of December 31, 2012 and the audited consolidated statements of income and cash flows for the twelve-month period ended December 31, 2012, and (b) the unaudited consolidated balance sheet as of June 30, 2013 and the unaudited consolidated statements of income and cash flows for the six-month period ended June 30, 2012, in each case together with the related notes and schedules thereto, if any.

“Insolvency Event” means, with respect to any Person (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or similar official for such Person or for any substantial part of its property, or ordering the winding up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, suspension of contractual obligations, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insurance Schedule” means Schedule 3 attached hereto.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of Anticipated Cash Flow to Consolidated Interest Expense for the four succeeding Fiscal Quarters following such date of determination.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person or asset, whether constituting Loan Assets or Non-Loan Assets and whether made (i) by purchase or acquisition of Equity Interests, Indebtedness or other obligations or securities, (ii) by purchase or acquisition of payment intangibles, contracts or contract rights, accounts payable, rights to receive royalty, milestone or other similar payments in relation to the development, marketing, promotion and/or sale of one or more products, (iii) by purchase or acquisition of intellectual property and any other tangible or intangible personal property, or (iv) by extension of credit, loan, advance, capital contribution, purchase consideration or otherwise, in each case whether made in cash, by the transfer of property, or by any other means.

“Investment Policy” means SWK Holdings’ investment objectives, policies, restrictions, and limitations as described on Exhibit G hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time by a Permitted Investment Policy Amendment.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered liabilities pursuant to GAAP.

“LIBOR Rate” means, for any Fiscal Quarter, a per annum rate equal to the rate appearing on Reuters Screen LIBOR01 Page (or, if no such page exists, on any successor or substitute page providing rate quotations comparable to those currently provided on such page of the Reuters Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at which dollar deposits in amounts approximately equal to the aggregate outstanding principal amount of the Loans for a term of three months are offered in the London interbank market at approximately 11:00 a.m., London time, 2 Business Days prior to the first day of such Fiscal Quarter; provided that for the Fiscal Quarter ending September 30, 2013, “LIBOR Rate” means such rate determined as of 11:00 a.m., London time, on the Closing Date.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Liquidity” means, with respect to the Credit Parties as of any date of determination, an amount equal to the sum of (a) the aggregate amount of all Pledged Cash, plus (b) the aggregate amount of all Permitted Investment Securities, plus (c) the Available Amount.

“Loan” and “Loans” mean, individually or collectively as the context requires, each loan made pursuant to Section 2.1.

“Loan Asset” means any loan, advance or other extension of credit (including any commitment to provide such loan, advance or extension of credit) provided by a Credit Party that is a debt obligation with a stated principal or notional balance and accrues interest payable or compounded at periodic intervals.

“Loan Documents” means this Agreement, any Note, the Security Documents, and all other agreements, certificates, documents and instruments at any time executed by any Credit Party for the benefit of the Lender.

“Material Adverse Change” means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to result in a material and adverse change, from the state of affairs existing on the Closing Date or from the state of affairs represented or warranted in any Loan Document, with respect to (a) the Credit Parties’ financial condition (taken as a whole), (b) the Credit Parties’ business, income, assets, operations or properties (taken as a whole), (c) the Credit Parties’ ability to perform their obligations under this Agreement or any other Transaction Document, (d) the ability of the Lender to practically realize the benefits of any of their rights and remedies under the Transaction Documents, or (e) the enforceability of the material terms of any Transaction Document.

“Material Investment” means, as of any date, any Permitted Investment that either (a) represents more than 5% of Asset Value as of such date or (b) generates more than 5% of Anticipated Cash Flow over the four Fiscal Quarters commencing as of the first date of the current Fiscal Quarter.

“Maturity Date” means the four year anniversary of the Closing Date.

“Maximum Liability” has the meaning given to such term in Section 10.8.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgage” means each deed of trust or mortgage from time to time given by any Credit Party to secure any of the Obligations, as each may be amended, supplemented or otherwise modified from time to time.

“Net Present Value” means, as of any date of determination with respect to any Eligible Asset that is a Non-Loan Asset, the net present value of such Eligible Asset as reasonably determined by the Lender using a valuation methodology, consistently applied, for assets of the type and income characteristics of such Eligible Asset in light of prevailing market conditions and customary business practice; provided that (a) the “Net Present Value” of any Eligible Asset shall only be determined or re-determined, as applicable, on (i) the day on which such Eligible Asset is initially added (or subsequently added after not constituting an Eligible Asset for any period of time) in the calculation of Asset Value, (ii) the last day of each Fiscal Quarter, (iii) each Funding Date, and (iv) any date on which any material breach or default has occurred and continued beyond any applicable grace or cure period under any Underlying Agreement related to such Eligible Asset, and (b) any determination or re-determination of “Net Present Value” with respect to any Eligible Asset that is a Non-Loan Asset shall be effective upon the Lender notifying the Borrowers in writing of such determination or re-determination, as applicable.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of any Property (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an officer of the Borrowers).

“Non-Loan Asset” means an Investment by a Credit Party (other than a Loan Asset) that, pursuant to the terms of such Investment’s Underlying Agreements, requires that mandatory cash payments be made from time to time to a Credit Party (a) on a scheduled or periodic basis and/or (b) or upon the occurrence, or achievement of, designated events or thresholds; for the avoidance of doubt, Capital Leases shall be treated as Non-Loan Assets.

“Non-Performing Loan” means any Loan Asset with respect to which (a) a payment default has occurred, (b) any event of default has occurred and has not been (i) waived by the relevant Credit Party and (ii) approved by the Lender in its sole discretion, (c) any restructuring or modification of such Loan Asset has occurred resulting in materially weaker credit characteristics than such Loan Asset immediately prior to such restructuring or modification, or (d) an Insolvency Event has occurred with respect to any related Obligor. As of the Closing Date the Loan Assets constituting Non-Performing Loans are set forth on Schedule 4.

“Note” means a promissory note in the form of Exhibit A that is delivered to the Lender by the Borrowers, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance the terms of this Agreement.

“Obligated Party” has the meaning given to such term in Section 10.2.

“Obligations” means all Liabilities from time to time owing by any Credit Party to the Lender under or pursuant to any of the Loan Documents. “Obligation” means any portion of the Obligations.

“Obligor” means, with respect to any Permitted Investment, any Person or Persons obligated to make payments pursuant to, or with respect to, such Permitted Investment, including any guarantor thereof or Person granting any security securing any portion thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any entity, such entity’s certificate or articles of incorporation, articles of organization, bylaws, regulations, operating agreement, partnership agreement, or other organizational documents.

“Performance Standard” means a standard of reasonable care, using a degree of skill and attention customarily used by prudent institutional owners of, sophisticated investors in, or prudent managers of investments similar to the Permitted Investments.

“Performing Loan” means any Loan Asset that is not a Non-Performing Loan.

“Permitted Investments” means:

(a)     Cash Equivalents;

(b)     Investments existing on the Closing Date as set forth in Section 1.1(a) of the Disclosure Schedule; and

(c)     Investments consistent with SWK Holdings’ Investment Policy.

“Permitted Investment Policy Amendment” means any amendment, modification, termination or restatement of the Investment Policy that is either (a) approved in writing by the Lender, which approval shall not be unreasonably withheld, conditioned or delayed, or (b) required by applicable Law or Governmental Authority.

“Permitted Investment Securities” means, on any date, any Cash Equivalents to the extent pledged as additional Collateral pursuant to the Security Documents and on deposit in a Controlled Account.

“Permitted Liens” means:

(a)     statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being diligently contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)     landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens and contractual Liens, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)     minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f)     judgment liens in respect of judgments that do not constitute an Event of Default;

(g)     Liens arising from UCC financing statement filings regarding operating leases entered into by any Credit Party in the ordinary course of business covering the property under the lease;

(h)     Liens existing on any asset of any Person at the time such asset is acquired or at the time such Person becomes a Subsidiary of a Borrower, or is merged or consolidated with or into a Borrower or another Credit Party; provided, that (i) such Liens shall not have been created in contemplation of such event, (ii) such Liens do not at any time encumber any Property other than such asset and (iii) such Liens only secure Indebtedness of such Person permitted under Section 7.1(f);

(i)     Liens burdening only deposit accounts, securities accounts or other funds maintained with a financial institution in favor of such depository or securities intermediary that arise solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to such deposit accounts, securities accounts or funds or under any deposit account agreement or securities account agreement entered into in the ordinary course of business; provided that (i) no such deposit account or securities account is a dedicated cash collateral account or is subject to restrictions against access by the Credit Party, and (ii) no such deposit account or securities account is intended by the Credit Party to provide cash collateral to the applicable financial institution;

(j)     easements (including easements for pipelines, alleys, telephone lines, power lines and railways), rights-of-way, restrictions (including zoning restrictions), covenants, terms, conditions, exceptions, servitudes, permits, licenses, surface leases and other similar rights in respect of encroachments, protrusions and other similar encumbrances and minor title deficiencies on or with respect to any real property that (i) in the aggregate, are not substantial in amount, and (ii) do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Credit Parties;

(k)     Liens existing on the date hereof and set forth in Section 1.1(b) of the Disclosure Schedule;

(l)     Liens permitted under any Underlying Agreement; and

(m)     Liens under the Security Documents.

“Person” means an individual natural person, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Governmental Authority, or any other legally recognizable entity.

“Pledged Cash” means, on any date, the aggregate amount of cash in dollars on deposit in a Controlled Account on such date.

“Prepayment Premium” means, with respect to any prepayment (other than a prepayment made with the proceeds of an offering of Equity Interests of SWK Holdings that is consummated in accordance with the terms and conditions of the Equity Documents), an amount equal to the product of (a) 1%, multiplied by (b) the amount of the principal prepayment to be made to the Lender.

“Pro Forma Compliance” means, as of any date of determination for purposes of calculating compliance with the covenants contained in Article VIII on a pro forma basis, calculating (a) Asset Value and Anticipated Cash Flow as if (i) in the case of the funding of a new Loan, the Eligible Asset to be financed with such Loan has been made or acquired by a Credit Party, (ii) in the case of a Disposition or discounting of an Eligible Asset, the Disposition or discount has occurred, and (iii) the four Fiscal Quarter calculation period commenced as of the first day of the current Fiscal Quarter in which the Loan funding, Disposition or discounting occurs, (b) Consolidated Interest Expense and Total Funded Debt as if (i) in the case of the funding of a new Loan or incurring other Indebtedness permitted hereunder, the Loan or other Indebtedness has been funded or incurred, (ii) in the case of a Disposition or discounting of an Eligible Asset, the Loans have been repaid by the amount the Borrowers have elected or are required to repay in connection with such Disposition or discounting, and (iii) the four Fiscal Quarter calculation period commenced as of first day of the current Fiscal Quarter in which the Loan funding, Disposition or discounting occurs, and (c) Liquidity, in the case of making a Permitted Investment, as if any unfunded commitment or future commitment to be incurred by a Credit Party in connection with such Permitted Investment, has been incurred and any Loan financing such Permitted Investment has been funded.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Registration Rights Agreement” means a registration rights agreement entered between SWK Holdings and the Lender, in the form attached hereto as Exhibit E.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Reimbursable Taxes” has the meaning given such term in Section 3.2(a).

“Royalty Payments” means any royalty payments, licensing, marketing or similar fees or compensation payable in cash by a Credit Party to an Obligor or other Person in connection with a Permitted Investment.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, Mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to the Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Credit Party’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 2 hereto.

“Solvent” means, with respect to any Person, (a) the aggregate fair saleable value of such Person’s assets exceeds such Person’s liabilities, (b) such Person has sufficient cash flow to enable it to pay its debts as they mature, and (c) such Person does not have unreasonably low capital to conduct its business.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person. Unless expressly provided otherwise, all references herein and in any other Transaction Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrowers.

“SWK Advisors” has the meaning given such term in the introductory paragraph of this Agreement.

“SWK Funding” has the meaning given such term in the introductory paragraph of this Agreement.

“SWK Holdings” has the meaning given such term in the introductory paragraph of this Agreement.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which could reasonably be expected to result in grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Total Funded Debt” means, as of any date, all Indebtedness of the Credit Parties on a consolidated basis described in clauses (a), (c), (e), (m)(ii) and (n) of the definition of “Indebtedness”.

“Transaction Documents” means the Loan Documents and the Equity Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underlying Agreements” means any loan agreement, credit agreement, license agreement, royalty agreement, equity document or other agreement pursuant to which an Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Investment.

“Voting Agreement” means a voting agreement entered among the Lender and SWK Holdings, in the form attached hereto as Exhibit E.

“Warrant” means a warrant to purchase 1,000,000 shares of common stock, par value $0.001 per share, of SWK Holdings at a price equal to $1.3875 per share, pursuant to the Warrant Agreement.

“Warrant Agreement” means a warrant agreement entered between SWK Holdings and the Lender, in the form attached hereto as Exhibit G.

“Warrant Shares” means shares of common stock, par value $0.001 per share, of SWK Holdings, issuable upon exercise of or otherwise pursuant to the Warrant.

Section 1.3     Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.4     Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.5     References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Transaction Document shall be deemed incorporated by reference in such Transaction Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. References to a Person’s “discretion” means its sole and absolute discretion. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.6     Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to the Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by the Lender of amounts to be paid under Article III or any other matters which are to be determined hereunder by the Lender shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless the Lender otherwise consents, all financial statements and reports furnished to the Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.7     Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Transaction Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Transaction Document to be construed against any party because of its role in drafting such Transaction Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - Loans

Section 2.1     Commitment. Subject to the terms and conditions of this Agreement, the Lender shall make Loans to the Borrowers in an aggregate amount not to exceed the Commitment. Amounts borrowed under this Agreement and subsequently pre-paid or repaid in whole or part may not be re-borrowed. The Lender’s obligation to make Loans pursuant to this Section 2.1 shall terminate on the earlier to occur of (a) the last day of the Draw Period, and (b) the date on which the outstanding principal amount of all Loans, the unpaid interest thereon, and all other Obligations become due and payable.

Section 2.2     Loans; Borrowing Procedures and Limitations.

(a)     Borrowing Notice; Funding Date. Subject to the prior satisfaction of all other applicable conditions to the making of a Loan set forth in this Agreement, in order to obtain a Loan, the Borrowers shall notify the Lender (which notice shall be irrevocable and shall contain the requested principal amount of such Loan and wire instructions for the proceeds of such Loan) by electronic mail, facsimile, or telephone by no later than 11:00 a.m. (Dallas, Texas time) 5 Business Days prior to the proposed Funding Date for such Loan, which Funding Date shall be a Business Day that is no later than the last day of the Draw Period. The Lender may rely on any telephone notice given by a Person whom the Lender believes is an officer or designee of any Borrower.

(b)     Minimum Amount. Each Loan shall be in a minimum amount of $3,000,000, with any increases over such minimal amount in integral multiples of $100,000.

Section 2.3     Use of Proceeds. The Borrowers will use the proceeds of the Loans as follows: (a) to pay expenses, costs, and fees incurred in connection with this Agreement and the other Transaction Documents, (b) for general working capital purposes, (c) to make or acquire new Investments of the type described in clause (d) of the definition of “Permitted Investments”, and (e) to pay expenses, costs, and fees incurred in connection with the consummation of Investments described in clause (c) of this sentence. In no event shall the proceeds of the Loans be used directly or indirectly by any Person (y) for personal, family, household or agricultural purposes, or (z) for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.

Section 2.4     Interest Rates and Fees; Payment Dates.

(a)     Interest Rates. Subject to subsection (b) below, the outstanding principal amount of the Loans shall bear interest on each day outstanding at the Floating Rate, and such interest shall be payable in arrears on the first day of each Fiscal Quarter and on the Maturity Date. Interest shall also be paid on the date of any prepayment or repayment of the Loans.

(b)     Default Rate. If an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans shall bear interest at the Default Rate, whether at stated maturity, upon acceleration or otherwise, after as well as before judgment. Such interest shall be payable by the Borrowers upon demand by the Lender.

Section 2.5     Mandatory Prepayments.

(a)     If any Change of Control occurs, then, simultaneously with the occurrence of such Change in Control, the Borrowers shall prepay in full in cash all outstanding principal, interest, and other Obligations with respect to the Loans.

(b)     Within 3 Business Days after the date any Credit Party receives Net Proceeds in excess of $1,000,000 from any Disposition (including casualty losses or condemnations but excluding Dispositions that are permitted under Section 7.4) by a Credit Party of any Property not constituting a Permitted Investment, the Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such Net Proceeds (including condemnation awards and payments in lieu thereof) received by such Credit Party in connection with such Disposition, together with all accrued and unpaid interest thereon. Within 3 Business Days after the date any Credit Party receives Net Proceeds from any Disposition by any Credit Party of Property constituting a Permitted Investment, the Borrowers shall prepay the outstanding principal amount of the Obligations in the amount necessary, if any, to cause the Borrowers to be in Pro Forma Compliance after giving effect to such Disposition. Nothing contained in this Section 2.5(b) shall permit the Credit Parties to sell or otherwise dispose of any Property other than in accordance with Section 7.4.

(c)     Any mandatory prepayment made pursuant to this Section 2.5 or made during the continuance of an Event of Default (as a result of acceleration of the Obligations, foreclosure of Collateral, or otherwise) shall include, if such prepayment occurs before the Maturity Date, the Prepayment Premium determined for the applicable prepayment date with respect to the principal amount so prepaid.

Section 2.6     Optional Prepayments.

(a)     The Borrowers may, at their option on the last Business Day of any Fiscal Quarter, upon notice as provided below, prepay the Loans in full or in part, in a minimum principal amount equal to the lesser of (i) $3,000,000 and (ii) aggregate principal amount of the Loans then outstanding, plus the Prepayment Premium determined for the prepayment date with respect to such principal amount (except to the extent such prepayment is made with the proceeds of an offering of Equity Interests in SWK Holdings), plus any accrued and unpaid interest thereon and any other Obligations owing under the Loan Documents. The Borrowers shall give the Lender irrevocable written notice of any optional prepayment pursuant to this Section 2.6 substantially in the form of Exhibit B hereto not less than 10 days and not more than 30 days prior to the date fixed for such prepayment (which date shall be a Business Day).

(b)     In the case of the prepayment of the Loans pursuant to this Section 2.6, the total outstanding principal amount of the Loans to be prepaid as set forth in the applicable notice of prepayment shall become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and any applicable Prepayment Premium. When the Obligations have been fully and indefeasibly paid in full in cash and no Commitments of the Lender that would give rise to any Obligations remain outstanding, the Note shall be surrendered to the Borrowers and cancelled and the Lender, at the Borrowers’ sole cost and expense, shall file all necessary UCC termination statements, execute such termination and/or release documents and/or take any other actions as may be reasonably requested by the Credit Parties to terminate any security interests that the Lender may have in the Collateral.

Section 2.7     Increase in Commitment. At the request of the Borrowers, the Lender shall increase the Commitment if each of the following conditions is satisfied:

(a)     SWK Holdings shall have consummated an offering or series of offerings of its Equity Interests consisting of common stock of SWK Holdings after the Closing Date in form and substance reasonably satisfactory to the Lender resulting in Net Proceeds of at least $10,000,000 in cash received by SWK Holdings on or before the last day of the Draw Period;

(b)     such requested increase in the Commitment shall be in a minimum amount of $3,000,000, with any increases over such minimum amount in integral multiples of $1,000,000;

(c)     such requested increase in the Commitment shall not cause the aggregate amount of the Commitment to exceed $30,000,000;

(d)     the Borrowers shall have delivered to the Lender a certificate of each Credit Party signed by an authorized officer of such Credit Party (i) certifying and attaching the resolutions adopted by each Credit Party approving or consenting to such increase and (ii) certifying that before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of such date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), and (B) no Default exists;

(e)     the Borrowers shall have delivered to Lender a favorable opinion of counsel, reasonably acceptable to the Lender, as to such matters concerning the Credit Parties, the enforceability of the Loan Documents, and the validity of liens and security interests under the Security Documents, in each case after giving effect to the to the increase in the Commitment; and

(f)     the Borrower shall have delivered to Lender a Note made by Borrowers payable to the Lender in the aggregate principal amount of such requested increase.

ARTICLE III - Payments to the Lender

Section 3.1     General Procedures.

(a)     The Borrowers will make each payment that it owes under the Loan Documents to the Lender, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Should any such payment become due and payable on a day other than a Business Day, the date for such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension.

(b)     When the Lender collects or receives money on account of the Obligations, the Lender shall apply all such money so collected or received, as follows:

(i)     first, for the payment of all fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lender under any Loan Document;

(ii)     second, for the payment of accrued and unpaid interest on the Loans;

(iii)     third, for the payment of principal of the Loans, together with any Prepayment Premium then owing;

(iv)     fourth, for the payment of any other Obligations then owing; and

(v)     fifth, to the Borrowers.

Section 3.2     Reimbursable Taxes. The Borrowers covenant and agree that:

(a)     the Credit Parties will indemnify the Lender against and reimburse the Lender for all present and future income, franchise, transfer, stamp, mortgage, court or documentary, intangible, recording, filing, withholding and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Transaction Document or any payment made pursuant to any Loan Document (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, (i) taxes imposed on or measured by the Lender’s overall net income, and margin and franchise taxes imposed on it (in lieu of net income taxes), in each case by the jurisdiction (or any political subdivision thereof) under the Laws of which it is organized or otherwise resides for tax purposes or maintains the office through which it administers this Agreement and (ii) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes”). Such indemnification shall be on an after-tax basis and paid within 5 Business Days after the Lender makes demand therefor.

(b)     All payments on account of the principal of, and interest on, the Loans, and all other amounts payable by or on behalf of the Borrowers to the Lender hereunder or under any other Loan Document, shall be made in full in cash without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes. In the event of the Borrowers being compelled by Law to make any such deduction or withholding from any payment to the Lender, the Borrowers shall pay to the Lender on the due date of such payment such additional amounts as are needed to cause the amount received by the Lender after such deduction or withholding to equal the amount that would have been received by the Lender in the absence of such deduction or withholding. If the Borrowers should make any deduction or withholding as aforesaid, the Borrowers shall within fifteen (15) days thereafter forward to the Lender an official receipt or other official document evidencing payment of such deduction or withholding.

Section 3.3     Status of the Lender; FATCA

(a)     If the Lender is entitled to an exemption from or reduction of withholding tax under applicable Law with respect to payments made under any Loan Document, it will deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(b)     If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrowers at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrowers to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)     The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

ARTICLE IV - Conditions Precedent

Section 4.1     Closing Date Conditions. The effectiveness of this Agreement is subject to the satisfaction, or waiver in accordance with Section 11.1, of the following conditions on or before the Closing Date:

(a)     Due Diligence; Tax Analysis. The Lender shall have completed a due diligence review of the Credit Parties and the Collateral satisfactory to the Lender in its sole discretion.

(b)     Investment Committee and Compliance Approval. The Lender shall have received all necessary investment committee and compliance approvals.

(c)     Closing Documents. The Lender shall have received all of the following, duly executed and delivered and in form and substance satisfactory to the Lender:

(i)     this Agreement;

(ii)     a Note made by Borrowers payable to the Lender in the aggregate principal amount of $15,000,000;

(iii)     each Equity Document;

(iv)     each Security Document listed in the Security Schedule;

(v)     all material third party consents required with respect to any Collateral;

(vi)     certain certificates of the Credit Parties including:

(A)     “Officer’s Certificates” of the Secretary and of the President (or officers holding equivalent positions) of each of the Credit Parties, which shall contain the names and specimen signatures of the officers or representatives authorized to execute the Transaction Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the board of directors (or comparable governing body) of such Credit Party, and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Transaction Documents delivered or to be delivered in connection herewith to which such Credit Party is a party and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of such Credit Party and all amendments thereto, certified by the appropriate official of the state of organization, and (3) a copy of the bylaws (or equivalent governing documents) of such Credit Party; and

(B)     a “Closing Certificate” of the President or Chief Financial Officer (or an officer holding an equivalent position) of the Borrowers, dated as of the date of this Agreement, in which such officer certifies that (1) all representations and warranties made by any Credit Party in any Loan Document are true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of such date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), (2) no Default has occurred and is continuing, and (3) there has been no Material Adverse Change, and no event or circumstance has occurred that could reasonably be expected to cause a Material Adverse Change, in each case since December 31, 2012;

(vii)     certificates evidencing the due formation, valid existence and good standing of each Credit Party in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of each Credit Party’s good standing and due qualification to do business, issued by appropriate officials in any other jurisdiction where the nature and extent of its business and properties require due qualification and good standing;

(viii)    a favorable opinion of Holland & Knight LLP, counsel for the Credit Parties, as to such matters concerning the Credit Parties and Collateral as the Lender may request, including, without limitation, opinions as to the Credit Parties’ due organization, valid existence, good standing, and authority to enter into the Transaction Documents, the enforceability of the Transaction Documents, and validity of liens and security interests under the Security Documents;

(ix)      certificates evidencing the Credit Parties’ insurance in effect on the Closing Date;

(x)       a solvency certificate of the Chief Financial Officer (or an officer holding an equivalent position) of the Borrowers dated the Closing Date demonstrating that before and after giving effect to the consummation of the Loan Documents the Credit Parties are Solvent;

(xi)      the Initial Financial Statements;

(xii)     UCC, judgment, tax lien, and recording-district real property record searches in such jurisdictions as requested by the Lender evidencing the absence of Liens except for Liens being released on the Closing Date and Permitted Liens; and

(xiii)     such other agreements, instruments, certificates, or other documents as requested by the Lender;

(d)     Fees and Expenses. The Borrowers shall have paid all fees owed to the Lender and/or its Affiliates, as applicable, under this Agreement or any fee or reimbursement letters entered into between the Borrowers and the Lender or any Affiliate of the Lender.

(e)     Representations and Warranties. All representations and warranties made by any Credit Party in any Loan Document shall be true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of the Closing Date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

(f)      No Default. No Default shall have occurred that is continuing.

(g)     No Material Adverse Change. There shall have been no Material Adverse Change, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change, in each case since December 31, 2012.

Section 4.2     Funding Date Conditions. The obligation of the Lender to make any Loan is subject to the satisfaction, or waiver in accordance with Section 11.1, of the following conditions on or before the applicable Funding Date:

(a)     Availability. The amount of the requested Loan shall not be greater than the Available Amount on the Funding Date (before giving effect to such requested Loan).

(b)     Funding Documents. The Lender shall have received all of the following, duly executed and delivered and in form and substance satisfactory to the Lender:

(i)      a “Compliance Certificate” in the form of Exhibit C showing Pro Forma Compliance with the Asset Coverage Ratio, the Interest Coverage Ratio and the minimum Liquidity requirement set forth in Section 8.3, in each case after giving effect to the Loan to be advanced on the Funding Date;

(ii)     an Officer’s Certificate from an office of the Borrowers certifying to the truth and accuracy of the matters set forth in clauses (b), (c) and (d) of this Section 4.2.

(c)     Representations and Warranties. All representations and warranties made by any Credit Party in any Loan Document shall be true in all material respects (provided that such materiality qualifier shall not apply to the extent a specific representation or warranty contains a materiality qualifier) as of such Funding Date (except in the case of representations and warranties that are made solely as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date);

(d)     No Default. No Default shall have occurred that is continuing or shall result from the making of such Loan; and

(e)     No Material Adverse Change. There shall have been no Material Adverse Change, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change, in each case since December 31, 2012.

ARTICLE V - Representations and Warranties of the Credit Parties

To induce the Lender to enter into this Agreement and to make the Loans, the Borrowers and each other Credit Party represent and warrant to the Lender that:

Section 5.1     Organization and Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all requisite powers and authority required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Credit Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except to the extent that the failure to obtain such qualification could not reasonably be expected to cause a Material Adverse Change. Each Credit Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.2     Authorization. Each Credit Party has duly taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrowers are duly authorized to borrow the Loans pursuant to this Agreement.

Section 5.3     No Conflicts or Consents. The execution and delivery by each Credit Party of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, do not and will not (a) conflict with any provision of (i) any Law applicable to the Credit Parties, (ii) its Organizational Documents, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon such Credit Party or its assets, (b) result in the acceleration of any Indebtedness owed by such Credit Party, or (c) result in or require the creation of any Lien upon any assets or properties of such Credit Party except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Transaction Documents, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of any Transaction Document or to consummate any transactions contemplated by the Transaction Documents.

Section 5.4     Enforceable Obligations. This Agreement is, and the other Transaction Documents when duly executed and delivered will be, legal, valid and binding obligations of the Credit Parties that are a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.5     Initial Financial Statements. The Borrowers have heretofore delivered to the Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present the Consolidated financial position, income, and cash flows of the Persons reported on therein, in each case at the date thereof. The Initial Financial Statements were prepared in accordance with GAAP.

Section 5.6     Other Obligations and Restrictions. Except as shown in the Initial Financial Statements or disclosed in Section 5.6 of the Disclosure Schedule, no Credit Party has any material outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments). Except as shown in the Initial Financial Statements or disclosed in Section 5.6 of the Disclosure Schedule, no Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change.

Section 5.7     Full Disclosure. No certificate, statement or other information delivered by or on behalf of any Credit Party or its Affiliates herewith or heretofore to the Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Credit Party or their respective Affiliates necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made or deemed made, as of the date made or deemed made; provided that, with respect to projections, the Credit Parties represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time. No Material Adverse Change has occurred since December 31, 2012. There is no fact known to any Credit Party or their respective Affiliates that has not been disclosed to the Lender in writing which could reasonably be expected to cause a Material Adverse Change. As of the Closing Date, no Credit Party has any Material Investments, except for those contracts and agreements described in Section 5.7 of the Disclosure Schedule.

Section 5.8     Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.8 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Credit Party threatened, against any Credit Party or affecting any Collateral (including any that challenge or otherwise pertain to any Credit Party’s title to any Collateral) before any Governmental Authority that could reasonably be expected to cause a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Credit Party or, to the knowledge of the Credit Parties, any Credit Party’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change.

Section 5.9     ERISA Plans and Liabilities. No ERISA Affiliate maintains or participates in any ERISA Plans.

Section 5.10   Insurance. The Insurance Schedule contains a substantially accurate and complete description of all material policies of property and casualty, liability, workmen’s compensation and other forms of insurance owned or held by or on behalf of any Credit Party. Such policies constitute all policies of insurance required to be maintained under Section 6.8 hereof. All such policies are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance in all material respects with all requirements of Law and of all material agreements to which any Credit Party is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Credit Parties; will remain in full force and effect through the respective dates set forth in the Insurance Schedule without the payment of additional premiums; and will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.11   Names and Places of Business. No Credit Party has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.11 of the Disclosure Schedule. Except as otherwise indicated in Section 5.11 of the Disclosure Schedule, the chief executive office and principal place of business of each Credit Party are (and for the preceding five years have been) located at the address of the Borrowers set out in Section 11.3. Except as indicated in Section 5.11 of the Disclosure Schedule, no Credit Party has any other office or place of business.

Section 5.12    Capital Structure and Subsidiaries.

(a)     Section 5.12(a) of the Disclosure Schedule sets forth, as of the Closing Date, a true, correct and complete description of SWK Holdings’ outstanding Equity Interests, all Equity Interests reserved for issuance and Equity Interests that have been authorized for issuance under SWK Holdings’ Organizational Documents. As of the Closing Date, (i) all such Equity Interests have been, or upon issuance will be, duly authorized and are validly issued, fully paid and non-assessable, and (ii) all such Equity Interests are free and clear of any Liens and other restrictions imposed through the actions or failure to act of SWK Holdings (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity Interest) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity Interest.

(b)     Section 5.12(b) of the Disclosure Schedule sets forth, as of the Closing Date, a true, correct and complete description of (i) the Borrowers’ Subsidiaries, (ii) each such Subsidiary’s outstanding Equity Interests, Equity Interests reserved for issuance and Equity Interests that have been authorized for issuance under such Subsidiary’s Organizational Documents, (iii) the ownership of each such outstanding Equity Interest and (iv) any other Equity Interests in any other Person that are owned by the Borrowers or their Subsidiaries. All of the Equity Interests of Borrowers’ Subsidiaries and any other outstanding Equity Interests set forth in Section 5.12(b) of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except as disclosed on Section 5.12(b) of the Disclosure Schedule, such Equity Interests that are owned by Borrowers or their Subsidiaries are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity Interest) and all such Equity Interests are free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity Interest.

(c)     Except as set forth on Section 5.12(c) of the Disclosure Schedule, as of the Closing Date, (i) there are no outstanding options, warrants, scrips, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any Equity Interests of the Borrowers or any of their Subsidiaries, or arrangements by which the Borrowers or any of their Subsidiaries is or may become bound to issue additional Equity Interests of the Borrowers or any of their Subsidiaries or purchase or redeem any Equity Interests of the Borrowers or any of their Subsidiaries, (ii) there are no agreements or arrangements under which the Borrowers or any of their Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Borrowers (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Warrant (including the issuance of the Warrant Shares upon exercise of the Warrant).

(d)     The Borrowers have furnished to the Lender true and correct copies of the Borrowers’ and their Subsidiaries Organizational Documents (as in effect as of the Closing Date). In connection with SWK Holdings’ most recent sale of its Equity Interests occurring prior to the Closing Date (other than pursuant to any employee option plan), which sale took place on September 29, 2005, the per-share sales price was $1.5227.

Section 5.13     Government Regulation. Neither the Borrowers nor any other Credit Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Law which regulates the incurring by such Person of Indebtedness.

Section 5.14     Solvency. After giving effect to the execution of the Loan Documents by the parties thereto and the consummation of the transactions contemplated hereby and thereby, the Credit Parties, in the aggregate, will be Solvent.

Section 5.15     Title to Properties; Licenses. Section 5.15 to the Disclosure Schedule sets forth a list of all real property owned or leased by any Credit Party as of the Closing Date. Each Credit Party has good and defensible title to, or valid leasehold interests in, all of its other material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Credit Party’s business other than Permitted Liens. Each Credit Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except where the failure to possess the same does not (a) materially interfere with the ordinary conduct of business and (b) could not reasonably be expected to cause a Material Adverse Change, and no Credit Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

Section 5.16     Regulation T, U or X. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the making of the Loans hereunder nor the use of proceeds thereof will violate the provisions of Regulation T, U or X of the Federal Reserve Board.

Section 5.17     Taxes. Each Credit Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except for taxes that are being diligently contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of each Credit Party in respect of taxes and other governmental charges are, in the reasonable opinion of such Credit Party, adequate. No tax Lien has been filed and, to the knowledge of the Credit Parties, no claim is being asserted with respect to any such tax or other such governmental charge.

Section 5.18     Foreign Corrupt Practices. No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party are aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, each Credit Party and their respective Affiliates have conducted their business in material compliance with the FCPA.

Section 5.19     OFAC. No Credit Party, nor any director, officer, agent, employee or Affiliate of any Credit Party are currently subject to any material United States sanctions administered by OFAC, and the Credit Parties will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

Section 5.20     Investment Policy. The Credit Parties are in compliance with the Investment Policy.

Section 5.21     Warrants. So long as the Warrant Agreement remains in effect and the Warrant is held by the Lender or Carlson:

(a)     Warrant Shares. The Warrant Shares are duly authorized and reserved for issuance, and, when issued upon exercise of or otherwise pursuant to the Warrant will be validly issued, fully paid and non-assessable, and free from all taxes, Liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights and will not impose personal liability upon the holder thereof.

(b)     Application of Takeover Protections. SWK Holdings and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under SWK Holdings’ Organization Documents (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Lender as a result of the Lender and SWK Holdings fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of SWK Holdings’ issuance of the Warrant or Warrant shares and the Lender’s ownership of the Warrant or Warrant shares.

Section 5.22     Eligible Assets.

(a)     As of the Closing Date, each Credit Party is the sole and beneficial owner of each Eligible Asset disclosed on Schedule 4 as being owned by such Credit Party, in each case free and clear of all Liens other than Permitted Liens, with the full legal right and ability to pledge its rights and interests pursuant to the Security Documents.

(b)     Each Loan Asset disclosed on Schedule 4 carries a right to payment of principal as of the Closing Date in an amount not less than the outstanding principal balance of such Loan Asset as disclosed on Schedule 4. The Underlying Agreements that have been provided to the Lender with respect to each Eligible Asset are the only thereunder, including the rate of interest and any variable or revenue based payments. Copies of all material Underlying Agreements with respect to any Eligible Asset have been provided to the Lender, which are full, correct and complete. Except as otherwise set forth on Section 5.22(b) of the Disclosure Schedule, no modifications, amendments, waivers or supplements to any such material Underlying Agreement have been entered into and are effective other than such modifications, amendments, waivers or supplements that are permitted hereunder (or have otherwise been approved by the Lender in writing) and have been provided to the Lender.

(c)     Except as set forth on Section 5.22(c) of the Disclosure Schedule, no Eligible Asset disclosed on Schedule 4 contains any obligation of any Credit Party to make any further advances or payment to an Obligor that remains outstanding as of the Closing Date.

ARTICLE VI - Affirmative Covenants

To induce the Lender to enter into this Agreement and make the Loans, each Borrower and each other Credit Party warrants, covenants and agrees that until the Obligations have been fully and indefeasibly paid in full in cash and no Commitments of the Lender that would give rise to any Obligations remain outstanding:

Section 6.1     Payment and Performance. Each Credit Party will pay all amounts due under the Transaction Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Transaction Documents to which it is a party.

Section 6.2     Books, Financial Statements and Reports. Each Credit Party will at all times maintain full and accurate books of account and records. The Borrowers will maintain and will cause their Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to the Lender at the Borrowers’ expense:

(a)     as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of SWK Holdings together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by the Borrowers and reasonably acceptable to the Lender, stating that such Consolidated financial statements have been so prepared. Such financial statements shall contain a Consolidated balance sheet of SWK Holdings as of the end of such Fiscal Year and Consolidated statements of earnings, cash flows, and stockholders’ equity of SWK Holdings for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year;

(b)     as soon as available, and in any event within forty five (45) days after the end of each Fiscal Quarter, SWK Holdings’ Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of SWK Holdings’ earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, the Borrowers shall, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate signed by the Chief Financial Officer (or an officer holding an equivalent position) of SWK Holdings in the form of Exhibit C, (i) stating that such financial statements are accurate and complete (subject to normal year-end adjustments) and stating that, to the knowledge of Credit Parties, no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default and (ii) demonstrating the Borrower’s compliance with the financial covenants set forth in Article VIII,; and

(c)     such other information that the Lender may from time to time reasonably request concerning the Loan Documents, any Collateral, or any matter in connection with the Credit Parties’ businesses, properties, prospects, condition (financial or otherwise) and operations.

Section 6.3     Inspections. Each Credit Party will permit representatives appointed by the Lender (including the Lender’s officers, employees, independent accountants, auditors, agents, attorneys, appraisers and any other Persons), upon reasonable advance notice, to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, the Asset File with respect to any Permitted Investment, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain; provided that so long as an Event of Default does not exist, the Borrowers shall not be required to reimburse the Lender for such examinations and inspections more frequently than once during any calendar quarter. Each Credit Party shall permit the Lender and its representatives to investigate and verify the accuracy of the information furnished to the Lender in connection with the Transaction Documents and to discuss all such matters with its officers, employees and representatives. Upon prior notice to the Borrowers, the Lender may (a) contact Obligors with respect to one or more Eligible Assets for the sole and exclusive purpose of verifying the existence and terms of such Eligible Assets, and/or (b) require the Credit Parties to contact any Obligor to request reports and other information to the extent such Credit Party is entitled to such reports and information pursuant to the applicable Underlying Agreements. Following the occurrence and during the continuance of an Event of Default, the Lender may contact any Obligor from time to time to discuss the performance and status of any Permitted Investment and to request reports and other information to the extent any Credit Party is entitled to such reports and information pursuant to the applicable Underlying Agreements.

Section 6.4     Notice of Material Events and Change of Address. The Borrowers will promptly notify the Lender in writing (stating that such notice is being given pursuant to this Agreement) upon becoming aware of:

(a)     the occurrence of any Material Adverse Change;

(b)     the occurrence of any Default;

(c)     the acceleration of the maturity of any Indebtedness owed by any Credit Party or of any breach or default by any Credit Party under any Material Investment;

(d)     the occurrence of any Termination Event;

(e)     the filing of any suit or proceeding against any Credit Party in which (i) any Person seeks an award of more than $100,000 of damages or other amounts from any Credit Party or (ii) an adverse decision could reasonably be expected to cause a Material Adverse Change;

(f)     the creation or acquisition of any Subsidiary by any Credit Party;

(g)     the occurrence of (i) an Insolvency Event with respect to any Obligor or (ii) a payment default or material breach by an Obligor in respect of any Material Investment;

(h)     the termination of a Material Investment, or the repudiation of a material obligation under any Underlying Agreement with respect to a Material Investment by an Obligor; and

(i)     the receipt by any Credit Party of a written assertion or allegation by any Obligor or other Person that a Credit Party has breached its obligations under any Underlying Agreement with respect to any Eligible Asset, including any obligation to make a Royalty Payment when due.

The Borrowers will also notify the Lender and the Lender’s counsel in writing at least thirty (30) Business Days prior to the date that any Credit Party changes its name or the location of its chief executive office or its location under the UCC.

Section 6.5     Maintenance and Administration of Permitted Investments and other Properties.

(a)     Each Credit Party will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (normal wear and tear excepted) and in accordance with prudent industry standards, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times consistent with prudent industry practices, except, in each case, where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Credit Party will maintain good and defensible title to all of its fee and leasehold interests in real property comprising the Collateral, if any, free and clear of all Liens, except for Permitted Liens. The Borrowers and each other Credit Party will manage and administer the Permitted Investments in accordance with (a) applicable Laws, (b) the terms and provisions of the Underlying Agreements, (c) the Investment Policy, (d) the Performance Standard and (e) the express terms of this Agreement.

(b)     The Borrowers shall continuously maintain an Asset File with respect to each Permitted Investment in accordance with the Performance Standard, which shall be true, correct and complete in all material respects and remain at all times in the possession of the Borrowers and/or their agents.

(c)     Without limiting Section 6.5(a), each applicable Credit Party will maintain or cause the maintenance of the interests and rights that individually or in the aggregate, could, if not maintained, reasonably be expected to cause a Material Adverse Change, and maintain all material agreements, licenses, permits, and other rights required for the foregoing in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Change.

Section 6.6     Maintenance of Existence and Qualifications. Each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 6.7     Payment of Trade Liabilities, Taxes, etc. Each Credit Party will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefor same becomes due pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Credit Party may, however, delay paying or discharging any of the foregoing so long as it is diligently and in good faith contesting the validity thereof by appropriate proceedings, it has set aside on its books adequate reserves therefore that are required by GAAP, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.

Section 6.8     Insurance. Each Credit Party will maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability and hazard insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated, and, in any event in such amounts, adequacy and scope as required by the Insurance Schedule or otherwise reasonably satisfactory to the Lender. Following the occurrence and continuance of an Event of Default, if any Credit Party fails to maintain such insurance, the Lender may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the part of the Lender for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the sole right, in the name of the Credit Parties, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.9      Performance on a Credit Party’s Behalf. If any Credit Party fails to pay when due any taxes, the Lender may pay the same. If any Credit Party fails to pay when due any insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document (other than taxes), the Lender may pay the same after the occurrence and continuance of an Event of Default. The Borrowers shall promptly reimburse the Lender for any such payments and each amount paid by the Lender shall constitute an Obligation owed hereunder which is due and payable upon written demand by the Lender.

Section 6.10     Interest. The Borrowers hereby promise to the Lender to pay interest at the Default Rate on all past due Obligations (including Obligations to pay fees or to reimburse or indemnify the Lender that the Borrowers in this Agreement promised to pay to the Lender and which are not paid when due). Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11     Compliance with Agreements and Law. Each Credit Party will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, including each Underlying Agreement, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Credit Party will conduct its business and affairs in compliance with all Laws applicable thereto except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Credit Party will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

Section 6.12     Guaranties of Subsidiaries. Each Subsidiary of the Borrowers created, acquired or coming into existence after the date hereof shall execute and deliver to the Lender an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of the Borrowers hereunder, which guaranty shall be satisfactory to the Lender in form and substance. The Borrowers will cause each of its Subsidiaries to deliver to the Lender, simultaneously with its delivery of such a guaranty, written evidence satisfactory to the Lender and its counsel, including legal opinions, that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.13     Agreement to Deliver Security Documents. Each Borrower agrees to deliver and to cause each other Credit Party to deliver, to further secure the Obligations whenever requested by the Lender in its reasonable discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to the Lender for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by any Credit Party.

Section 6.14     Investment Policy. The Credit Parties will at all times be in compliance with the Investment Policy.

ARTICLE VII - Negative Covenants

To induce the Lender to enter into this Agreement and make the Loans, each Borrower and each other Credit Party warrants, covenants and agrees that until the Obligations have been fully and indefeasibly paid in full in cash and no Commitments of the Lender that would give rise to any Obligations remain outstanding:

Section 7.1     Indebtedness. No Credit Party will in any manner owe or be liable for Indebtedness except:

(a)     the Obligations;

(b)     Indebtedness existing on the date hereof and set forth in Section 7.1 of the Disclosure Schedule and extensions, renewals and replacements of any such Indebtedness; provided that the amount of any such Indebtedness may not be increased;

(c)     guarantees by any Credit Party of the Liabilities of any other Credit Party to the extent such Liabilities are permitted to be incurred under this Agreement;

(d)     Indebtedness incurred by any Credit Party (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, and (ii) to secure public or statutory obligations of such Credit Party;

(e)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(f)     Indebtedness of any Person at the time such Person becomes a Subsidiary of a Borrower or is merged into or consolidated with or into any Credit Party in a transaction permitted by this Agreement; provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) neither the Borrowers nor any other Credit Party guarantees or is otherwise liable for such Indebtedness, (iii) the Borrowers are in Pro Forma Compliance, and (iv) the principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding, and (v) any such Indebtedness has a maturity date not sooner than 180 days after the Maturity Date;

(g)     Indebtedness constituting Royalty Payments, the effect of which is included in the calculation of Net Present Value of an Eligible Asset;

(h)     other Indebtedness constituting Royalty Payments so long as the aggregate amount payable by the Credit Parties in respect thereof does not exceed $500,000 during any twelve month period;

(i)     Indebtedness constituting unfunded commitments or future funding commitments in connection with an Eligible Asset to the extent such Indebtedness is not incurred in violation of this Agreement; and

(j)     other Indebtedness constituting unfunded commitments or future funding commitments in connection with an Investment not otherwise constituting an Eligible Asset so long as the aggregate amount payable by the Credit Parties in respect thereof does not exceed $1,000,000 at any time outstanding.

Section 7.2     Limitation on Liens. Except for Permitted Liens, no Credit Party will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3     Limitation on Mergers, Issuances of Securities. No Credit Party will merge or consolidate with or into any other Person; provided that any Credit Party may merge or may be consolidated into any other Credit Party (provided that in any such merger or consolidation with SWK Holdings, SWK Holdings shall be the survivor). Neither SWK Holdings nor its Subsidiaries will issue any Equity Interests; provided that, (i) the Subsidiaries of SWK Holdings may issue additional Equity Interests to SWK Holdings and its wholly-owned Subsidiaries in accordance with the Security Documents, and (ii) SWK Holdings may issue additional Equity Interests so long as such issuance does not violate the Equity Documents.

Section 7.4     Limitation on Dispositions of Property. No Credit Party will make any Disposition of any material Property (including any Eligible Asset) or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except any Credit Party may:

(a)     make Dispositions with respect to:

(i)     office furniture, equipment or other similar property that is immaterial in value, surplus, worn out or obsolete or that is no longer used or useful in the business of the Borrowers, or the proceeds of which are or are to be used to purchase office furniture, equipment or other property of comparable suitability and value;

(ii)     any Permitted Investment (including any Eligible Asset); provided, that both before and after giving effect to such Disposition (A) the Borrowers are in Pro Forma Compliance and (B) no Default exists; and

(iii)     Distributions permitted pursuant to Section 7.5 hereof.

(b)     discount, write-off or down, or otherwise make Dispositions with respect to Non-Performing Loans or other non-performing assets in connection with the compromise or collection thereof; provided that both before and after giving effect thereto, (i) no Default exists, (ii) the Borrowers are in Pro Forma Compliance and (iii) no Material Adverse Change has occurred or will occur as a result thereof.

Section 7.5     Limitation on Dividends and Redemptions. No Credit Party will declare or make any Distribution, other than (a) Distributions payable to SWK Holdings or another Credit Party, solely to the extent not in violation of the restrictions set forth in Section 7.6, (b) the purchase or redemption of Equity Interests of a Credit Party held by then present or former directors, consultants, officers or employees in connection with such Person’s death, disability, retirement or termination of employment or under the terms of any agreement under which such Equity Interests were issued, (c) Distributions pursuant to and in accordance with employment arrangements with employees of Credit Parties in the ordinary course of business either existing on the Closing Date and set forth on Section 7.5 of the Disclosure Schedule or otherwise reasonably approved by the Lender in writing, (d) Distributions pursuant to and in accordance with arrangements with officers or directors of Credit Parties in the ordinary course of business either existing on the Closing Date and set forth on Section 7.5 of the Disclosure Schedule or otherwise approved by the Lender in its sole discretion in writing, and (e) subject to Section 7.3, Distributions by a Credit Party payable only in such Credit Party’s common stock or common equity, so long as the Borrowers’ Equity Interests in their Subsidiaries are not thereby reduced or diluted.

Section 7.6     Limitation on Investments and New Businesses. No Credit Party will (a) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations or (b) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments; provided, that, the Borrowers are in Pro Forma Compliance after making such Permitted Investment.

Section 7.7     Transactions with Affiliates. No Credit Party will engage in any transaction with any of its investors or Affiliates other than (a) transactions with the Lender pursuant to the Transaction Documents, (b) transactions set forth on Section 7.7 of the Disclosure Schedule , (c) transactions whereby SWK Holdings or any of its Subsidiaries manages investment capital for any of SWK Holdings’ investors consistent with the Investment Policy and past practices, (d) transactions with Carlson and/or its Affiliates, and (e) any other transaction that (i) is on an arm’s-length basis, (ii) is disclosed to the Lender in writing (which writing shall include a certification by an authorized officer of the applicable Credit Party that such transaction is on an arm’s-length basis), and (iii) involves payments, property, services and/or other consideration with an aggregate value not to exceed $50,000 given by or on behalf of a Credit Party in any 12 month period.

Section 7.8     Prohibited Contracts. Except as expressly provided for in the Transaction Documents, no Credit Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Credit Party to: (a) pay Distributions to any Borrower, (b) redeem Equity Interests held in it by any Borrower, or (c)  repay loans and other indebtedness owing by it to any Borrower; provided, that the foregoing shall not apply to customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any property or assets of any Credit Party imposed by any contract, agreement or understanding related to the Liens described in clause (j) of the definition of “Permitted Liens” so long as such restriction only applies to the property or assets permitted to be encumbered by such Liens. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 7.9     Amendments to Organizational Documents; Other Material Agreements. No Credit Party will enter into or permit any modification of, or waive any material right or obligation of any Person under its Organizational Documents other than amendments, modifications and waivers which could not, individually or in the aggregate, (a) have a Material Adverse Change or (b) adversely affect the Lender’s rights under any Transaction Document.

Section 7.10     Investment Policy. Other than with respect to Permitted Investment Policy Amendments, SWK Holdings will not amend, supplement, waive, or otherwise modify the Investment Policy.

Section 7.11     Underlying Agreements. No Credit Party will amend, modify, waive, supplement or grant a forbearance with respect to any Underlying Agreement of any Eligible Asset that has the effect of (a) deferring the payment of any monetary obligation due to any Credit Party thereunder by an Obligor in excess of $100,000, (b) allowing a monetary obligation in excess of $100,000 required to be paid in cash to any Credit Party, to be paid in-kind or other non-cash consideration, (c) having or reasonably likely to result in a Material Adverse Change. For the avoidance of doubt, the dollar amounts set forth in the foregoing clauses (a) and (b) shall apply solely with respect to the Credit Parties’ pro rata share of the relevant investment (for example, in the case where a Permitted Investment constitutes a partial interest in a syndicated Loan Asset, the foregoing clauses (a) and (b) shall be measured solely as they relate to the Credit Parties’ interest in such Loan Asset and not the overall loan facility). Without the prior consent of the Lender, no Credit Party will, with respect to a Material Investment, initiate litigation or commence an insolvency proceeding under the Bankruptcy Law for an Obligor’s default or breach under any Underlying Agreement with respect to such Material Investment. For the avoidance of doubt, as it relates to any Permitted Investments not otherwise constituting an Eligible Asset, the foregoing restrictions shall not apply to such Permitted Investments; provided, that no Credit Party will amend, modify, waive, supplement, or grant a forbearance with respect to any Underlying Agreement other than in compliance with the Performance Standard.

ARTICLE VIII - Financial Covenants

Section 8.1     Minimum Asset Coverage Ratio. The Borrowers shall not permit the Asset Coverage Ratio to be less than 1.6 to 1.0 at any time; provided, that, if the Borrowers prepay the Loans within 3 Business Days of Borrowers’ failure to comply with the foregoing requirement such that, after giving effect to such prepayment, the Asset Coverage Ratio is greater than or equal to 1.6 to 1.0, then no Event of Default shall be deemed to have occurred pursuant to this Section 8.1.

Section 8.2     Minimum Interest Coverage Ratio. Commencing with the Fiscal Quarter ending September 30, 2013, the Borrowers shall not permit the Interest Coverage Ratio to be less than 3.0 to 1.0 as of the last day of any Fiscal Quarter.

Section 8.3     Minimum Liquidity. The Borrowers shall not permit the aggregate Liquidity of the Credit Parties to be less than the aggregate amount of all unfunded commitments and/or future funding commitments of the Credit Parties with respect to any Eligible Assets at any time.

ARTICLE IX - Events of Default and Remedies

Section 9.1     Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a)     any Credit Party fails to pay (i) any principal owing in respect of any Loan when due and payable or (ii) any interest owing in respect of any Loan within 2 Business Days of when due and payable;

(b)     any Credit Party fails to pay any Obligation (other than the Obligations in subsection (a) above) within 5 Business Days after the same becomes due and payable;

(c)     any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4, Article VII, or Article VIII;

(d)     any Credit Party fails (other than as referred to in subsections (a), (b), or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Transaction Document to which it is a party, and such failure remains unremedied for a period of 30 days after the occurrence of such Default;

(e)     any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Transaction Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Transaction Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.4;

(f)     any Credit Party fails to duly observe, perform or comply with any Underlying Agreement with respect to any Material Investment, and such failure (i) permits the related Obligor to terminate such Underlying Agreement or (ii) excuses such Obligor from performing its material obligations thereunder including any monetary obligation in excess of $250,000;

(g)     any Credit Party (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $250,000, individually or in the aggregate, and such failure shall continue unremedied beyond any grace period applicable thereto, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor and such breach or default results in such Indebtedness becoming due prior to its scheduled maturity or presently enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)     the occurrence of any Change of Control;

(i)     any Credit Party:

(i)     suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(ii)     commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)     suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)     suffers the entry against it of a final judgment for the payment of money in excess of $250,000 (not covered by insurance satisfactory to the Lender in its reasonable discretion), unless the same is discharged within 60 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)     suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside; or

(vi)     any Transaction Document after delivery thereof shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Credit Parties party thereto or shall be repudiated by any of them, or, if applicable, cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, or any Credit Party or any of their Affiliates shall so state in writing, in each case except to the extent permitted by the terms of this Agreement.

Upon the occurrence of an Event of Default described in subsection (i)(i), (i)(ii) or (i)(iii) of this section with respect to any Credit Party, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrowers and each other Credit Party who at any time ratifies or approves this Agreement. During the continuance of any other Event of Default, the Lender at any time and from time to time may, upon notice to the Borrowers, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrowers and each Credit Party who at any time ratifies or approves this Agreement. Upon the acceleration of the Obligations pursuant to this Section 9.1, the Lender shall be entitled to a Prepayment Premium (if such acceleration occurs on or before the Maturity Date) in addition to all other amounts due and payable in respect of the Loans and any other Obligations.

Section 9.2     Remedies. If any Event of Default shall occur and be continuing, the Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon the Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

ARTICLE X - Guaranty

Section 10.1     Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrowers or any other Guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

Section 10.2     Guaranty of Payment. This guaranty is a guaranty of payment and not of collection. Each Guarantor hereby waives any right to require the Lender to sue the Borrowers, any other Guarantor or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.3     No Discharge or Diminishment of Guaranty.

(a)     Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrowers, any other Guarantor, or any other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights that such Guarantor may have at any time against any Obligated Party, the Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)     The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)     Further, the obligations of each Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.4     Defenses Waived. To the fullest extent permitted by applicable Law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrowers or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrowers or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by Law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party, or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such party under this Article X except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash and no Commitments of the Lender that would give rise to any Obligations remain outstanding. To the fullest extent permitted by applicable Law, each Guarantor hereby waives any defense arising out of any such election even though that election may operate, pursuant to applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Obligated Party or any security.

Section 10.5     Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Guaranteed Obligations have been fully and indefeasibly paid in full in cash and no Commitments of the Lender that would give rise to any Obligations remain outstanding.

Section 10.6     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Credit Party or otherwise, each Guarantor’s obligations under this Article X with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Agreement. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Credit Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

Section 10.7     Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such party assumes and incurs under this Article X, and agrees that the Lender shall not have any duty to advise any such party of information known to it regarding those circumstances or risks.

Section 10.8     Maximum Liability. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article X would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such party’s liability under this Article X, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by such Guarantor or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 10.8 is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable Law, and no Guarantor nor any other Person shall have any right or claim under this Section 10.8 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Guarantor without impairing this guaranty or affecting the rights and remedies of the Lender hereunder; provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.9     Liability Cumulative. The liability of each Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of such Credit Party to the Lender under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any obligations or liabilities of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI - Miscellaneous

Section 11.1     Waivers and Amendments; Acknowledgments.

(a)     Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by the Lender in exercising any right, power or remedy that the Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by the Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Credit Party shall in any case entitle any Credit Party to any other or further notice or demand in similar or other circumstances. This Agreement and the other Transaction Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or any other Loan Document shall be valid or effective against any party hereto unless the same is in writing and signed by such party.

(b)     Acknowledgments and Admissions. Each Credit Party hereby represents, warrants, acknowledges and admits that:

(i)     it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party;

(ii)     it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in such Loan Documents delivered on or after the date hereof;

(iii)     there are no representations, warranties, covenants, undertakings or agreements by the Lender with respect to the Loan Documents except as expressly set out in this Agreement or in the other Loan Documents delivered on or after the date hereof;

(iv)     the Lender has no fiduciary obligation toward it with respect to any Loan Document or the transactions contemplated thereby;

(v)     the relationship pursuant to the Loan Documents between the Credit Parties, on one hand, and the Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively;

(vi)     no partnership or joint venture exists with respect to the Loan Documents between any Credit Party and the Lender;

(vii)    should a Default occur or exist, the Lender will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(viii)   without limiting any of the foregoing, no Credit Party is relying upon any representation or covenant by the Lender, or any representative thereof, and no such representation or covenant has been made, that the Lender will, at the time of any Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Default or any other provision of the Loan Documents; and

(ix)     the Lender has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)     Joint Acknowledgment. This Agreement and the other Transaction Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 11.2     Survival of Agreements; Cumulative Nature. All of the Credit Parties’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Transaction Documents and the performance hereof and thereof, including the making of the Loans and delivery of the other Transaction Documents, and shall further survive until all of the Obligations are indefeasibly paid in full in cash to the Lender and no Commitments of the Lender that would give rise to any Obligations remain outstanding. All statements and agreements contained in any certificate or other instrument delivered by any Credit Party to the Lender pursuant to any Transaction Document shall be deemed representations and warranties by the Borrowers or agreements and covenants of the Borrowers under this Agreement. The representations, warranties, indemnities, and covenants made by the Credit Parties in the Loan Documents, and the rights, powers, and privileges granted to the Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to the Lender of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 11.3     Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to the Borrowers and the Credit Parties at the address of the Borrowers specified below and to the Lender at the address specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail.

If to the Borrowers and/or any Credit Party:

c/o SWK Holdings Corporation

15770 North Dallas Parkway

Suite 1290

Dallas, Texas 75248

Attention: J. Brett Pope, Chief Executive Officer

Facsimile: (972) 687-7255

with a copy to:

Holland & Knight LLP

300 Crescent Court, 11th Floor

Dallas, Texas 75201

Attention: Ryan Magee

Facsimile (214) 964-9501

If to the Lender:

c/o Carlson Capital, L.P.

2100 McKinney Avenue

Suite 1800

Dallas, Texas 75201

Attention: Christopher W. Haga; and Thomas Cason, General Counsel’s Office

Facsimile: (214) 932-9712

Section 11.4     Payment of Expenses; Indemnity.

(a)     Payment of Expenses. The Borrowers will promptly (and in any event, within 10 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, court or documentary, intangible, recording, filing or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of the Lender (including attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the preparation and negotiation of this Agreement and the other Transaction Documents, (2) the filing, recording, re-filing and re-recording of any Transaction Documents and any other documents or instruments or further assurances required to be filed or recorded or re-filed or re-recorded by the terms of any Transaction Document, (3) monitoring or confirming (or preparation or negotiation of any document related to) any Credit Party’s compliance with any covenants or conditions contained in this Agreement or in any Transaction Document, and (3) any amendments or waivers of the provisions of any Transaction Document, and (iii) all costs and expenses incurred by or on behalf of the Lender (including without limitation attorneys’ fees, consultants’ fees and accounting fees) in connection with the preservation of any rights under the Transaction Documents or the defense or enforcement of any of the Transaction Documents (including this Section), any attempt to cure any breach thereunder by any Credit Party, or the defense of the Lender’s exercise of its rights thereunder.

(b)     Indemnity. Each Credit Party agrees to indemnify the Lender, its Affiliates and each of their respective directors, officers, employees, equity owners, agents and advisors (each an “Indemnified Party”), upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including fees and expenses of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against an Indemnified Party arising out of, resulting from, or in any other way associated with any of the Collateral, the Transaction Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise). Among other things, the foregoing indemnification covers all liabilities and costs incurred by an Indemnified Party related to any breach of a Transaction Document by a Credit Party, any bodily injury to any Person or damage to any Person’s property.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by the Lender (in each case whether alleged, arising or imposed in a legal proceeding brought by or against any Credit Party, the Lender, or any other Person);

provided, that the Lender shall not be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs that is proximately caused by its own gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. If any Person (including the Borrowers, any other Credit Party or any of their respective Affiliates) ever alleges such gross negligence or willful misconduct by the Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final non-appealable judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Lender” shall refer not only to the Lender but also to each director, officer, agent, trustee, attorney, employee, representative and Affiliate of or for the Lender.

Section 11.5     Successors and Assigns. All grants, covenants and agreements contained in the Transaction Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Credit Party may assign or transfer any of its rights or delegate any of its duties or obligations under any Transaction Document without the prior consent of the Lender.

Section 11.6     Assignment of Loans and Note; Replacement of Note.

(a)     Assignment of Loans and Note. The Lender may not assign all or part of any Loan or all or part of the Note to any Person without the prior written consent of the Borrowers, not to be unreasonably withheld, except for assignments (i) to any Affiliate of the Lender, (ii) to any Approved Fund or (iii) if an Event of Default is then in existence, to any Person. In the case of any such assignment, the Borrowers shall deliver a replacement Note for such Note (or such portion thereof) made payable to such Person as the Lender may request and substantially in the form of Exhibit A. For the avoidance of doubt, it shall be reasonable for the Borrowers to withhold consent to an assignment by the Lender if the assignment is to a direct competitor of the Borrowers.

(b)     Replacement of Note. Upon receipt by the Borrowers of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of the Note, and satisfactory indemnification, if requested, the Borrowers, at their own expense, shall execute and deliver to the Lender, in lieu thereof, a new Note.

(c)     The Borrowers shall maintain a copy of each assignment and assumption delivered to it by the Lender and a register for the recordation of the names and addresses of any assignees, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each such assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 11.7     Confidentiality.

(a)     Subject to subsection (d) below, notwithstanding the termination of this Agreement and except as otherwise provided in subsection (b) or subsection (c) below, the Lender shall maintain the confidentiality of any information delivered to the Lender by or on behalf of the Borrowers or any other Credit Party in connection with the transactions contemplated by or otherwise pursuant to the Transaction Documents that is proprietary or confidential in nature (collectively, the “Borrower Confidential Information”) and shall not, without the prior written consent of the Borrowers, disclose any Borrower Confidential Information to another Person or use any Borrower Confidential Information for purposes other than those contemplated herein and in the other Transaction Documents.

(b)     Notwithstanding subsection (a) above, the Lender may disclose Borrower Confidential Information to its Affiliates and its and its Affiliates’ respective directors, officers, members, partners, employees, and agents (including attorneys, accountants, and consultants) to whom such disclosure is reasonably necessary for the execution or effectuation hereof; provided, that the Lender notifies all such Persons that the Borrower Confidential Information disclosed to them is subject to this Section 11.7 and requires them not to disclose or use such information in breach of this Section 11.7. Notwithstanding subsection (a) above, the Lender may also disclose Borrower Confidential Information (i) to any Person to any prospective purchaser or assignee of the Loans, or any portion thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Borrower Confidential Information to be bound by the provisions of this Section 11.7), (ii) to any federal or state regulatory authority having jurisdiction over it, (iii) to effect compliance with any law, rule, regulation or order applicable to it, including, without limitation, in connection with any required financial reporting disclosures by the Lender to the holders of its or any of its Affiliates’ Equity Interests, (iv) in response to any subpoena or other legal process, (v) in connection with any litigation to which it is a party, or (vi) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Transaction Documents.

(c)     If the Lender is requested or required by legal process (including law or regulation, oral questions, interrogatories, request for information or documents, subpoena, and civil investigative demand) to disclose any Borrower Confidential Information, then, to the extent legally permitted to do so, the Lender shall promptly notify the Borrowers of such request prior to complying with such process so that the Credit Parties may seek an appropriate protective order or waive the Lender’s compliance with this Section 11.7. Notwithstanding subsection (a) above, if, after the Lender gives such notice to the Borrowers and after providing the Credit Parties a reasonable opportunity to obtain a protective order or to grant such waiver (so long as the granting of such time does not put the Lender in breach of its obligations to disclose), the Lender is nonetheless legally compelled to disclose such information, the Lender may do so without violating this section.

(d)     Any Borrower Confidential Information which becomes publicly available by any reason other than (i) a breach by the Lender hereunder or (ii) a breach by a third party of a confidential obligation to the relevant party hereunder of which the Lender has knowledge, shall no longer be deemed to be Borrower Confidential Information.

Section 11.8     Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Transaction Document, this Agreement and the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Each Credit Party hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas, (b) agrees and consents that service of process may be made upon it and any of its Subsidiaries in any legal proceeding relating to the Transaction Documents or the Obligations by any means allowed under Texas or federal law, and (c) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Credit Party hereby makes the foregoing submissions, agreements, consents and waivers on behalf of and with respect to each of its Subsidiaries, and each Guarantor (by its execution hereof or of a separate guaranty) hereby also makes such submissions, agreements, consents and waivers for itself.

Section 11.9     Limitation on Interest. The Lender and the Credit Parties intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to provide for interest in excess of the Highest Lawful Rate from time to time in effect. Neither any Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Highest Lawful Rate from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.

Section 11.10   Severability. If any term or provision of any Transaction Document shall be determined to be illegal or unenforceable all other terms and provisions of the Transaction Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 11.11   Counterparts; Fax. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the Transaction Documents may be validly executed and delivered in counterparts exchanged via facsimile, electronic mail in portable document format (.pdf) or other electronic transmission, each of which counterparts shall be deemed originals for all purposes.

Section 11.12    Waiver of Jury Trial, Punitive Damages, etc. Each Credit Party and the Lender each hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Transaction Documents or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below, (c) certifis that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section. As used in this Section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWERS:

SWK HOLDINGS CORPORATION,
a Delaware corporation

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

SWK FUNDING LLC,
a Delaware limited liability company

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

GUARANTORS:

SWK HP HOLDINGS GP LLC,
a Delaware limited liability company

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

SWK ADVISORS LLC,
a Delaware limited liability company

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

LENDER:

DOUBLE BLACK DIAMOND, L.P.,
a Delaware limited partnership

By:	Carlson Capital, L.P., its Investment Advisor

By:	Asgard Investment Corp. II, its General Partner

By:	/s/ Clint D. Carlson
Name: Clint D. Carlson
Title: President